Master Treasury Trust
File Number: 811-21298
CIK Number: 1186244
For the Period Ending: 03/31/2003

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the twelve month period ended March 31, 2003.

Sales (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

05/08/2002	$10,000	US Treasury Bills	1.94%	10/17/2002
07/29/2002	15,000	US Treasury Bills	1.80	08/01/2002
01/30/2003	500	US Treasury Note	2.13	10/31/2004